Exhibit 99.2

CONSENT OF GREENHILL & CO., LLC

We hereby consent to the use of our opinion letter dated February 24, 2010 to the Affiliated Transaction Committee of the Board of Directors of Coca-Cola Enterprises Inc. (“CCE”) included as Annex C-1 to the proxy statement / prospectus which forms a part of the Registration Statement on Form S-4, as amended, of International CCE Inc. relating to the proposed transaction involving CCE, The Coca-Cola Company and International CCE Inc. and to the references to such opinion in such proxy statement / prospectus under the captions “Summary—Opinion of the Affiliated Transaction Committee’s Financial Advisor”, “Special Factors—Background of the Merger”, “Special Factors—CCE and New CCE’s Reasons for, and Purpose of, the Merger; Recommendation of the CCE Affiliated Transaction Committee and CCE Board as to Fairness of the Merger” and “Special Factors—Opinion of the CCE Affiliated Transaction Committee’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ GREENHILL & CO., LLC
New York, New York August 4, 2010	GREENHILL & CO., LLC